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                                                                   Exhibit 10.42

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of January 1, 2004 (the "Effective Date"), by and between Technical Olympic USA, Inc., a Delaware corporation (the "Company") and Harry Engelstein, an individual (the "Executive").

                                   BACKGROUND

         TOUSA Homes, Inc., a Florida corporation f/k/a Engle Homes, Inc. ("TOUSA Homes"), is a wholly-owned subsidiary of the Company. TOUSA Homes and the Executive were parties to an employment agreement that expired as of December 31, 2003. The Company and the Executive now desire to enter into this Agreement setting forth the terms and conditions of the continued employment relationship between the Executive and the Company.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1. DEFINITIONS. For the purposes of this Agreement, capitalized terms shall have the meanings defined herein or on Exhibit A attached hereto unless the context otherwise requires.

2.       EMPLOYMENT TERM, DUTIES.

         2.1 EMPLOYMENT TERM. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth herein for an initial period to begin on the Effective Date and to end on December 31, 2004, unless terminated earlier in accordance with the provisions of Section 4 (the "Employment Period"); provided, however, that the Employment Period shall automatically be extended for additional one (1) year periods at the end of each then-current Employment Period, unless either the Company or the Executive delivers written notice to the other of the non-extension of the Employment Period at least three (3) months prior to the end of the then-current Employment Period.

         2.2 DUTIES.

                  (a) The Executive will serve as Executive Vice President of TOUSA Homes. In this capacity, Executive will act as president of the South Florida Division of TOUSA Homes, will assume certain executive and corporate management responsibilities for the Company, and will have such other duties and responsibilities as are reasonably consistent with such position or as may be assigned or delegated to the Executive from time to time by the Board of Directors, the Chief Executive Officer of the Company, or a senior executive of the Company identified by the Chief Executive Officer to the Executive. The Executive will devote his full business time, attention, skill, and energy exclusively to the business of the Company, will use his best efforts to promote the success of the Company's business and will cooperate fully with the senior management of the Company and the Board of Directors in the advancement of the best interests of the Company.

                  (b) Notwithstanding the provisions of Section 2.2(a) hereof, the Executive may engage in the following activities during the Employment
Period: (i) serve on such corporate, civic, religious, educational and/or charitable boards or committees that have been disclosed to, and approved by, the Board of Directors in writing; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions without receiving any compensation other than reimbursement of expenses,




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nominal stipends or similar forms of compensation; and (iii) manage his personal investments, provided that such investments do not conflict with the Executive's duties and responsibilities under this Agreement. If the Executive is appointed or elected an officer or director of the Company or any Affiliate, the Executive will fulfill his duties as such officer or director without additional compensation; provided that such appointment may not be made without the Executive's prior consent. Upon termination of this Agreement for any reason, the Executive hereby automatically resigns as of such date as an officer and director of the Company and each Affiliate of which he is an officer or director, if any.

         2.3 LOCATION. The Executive's primary place of employment hereunder shall be at the TOUSA Homes office located in Boca Raton, Florida; provided, however, that the Executive shall travel as reasonably necessary to perform his obligations and duties to the Company.

3. COMPENSATION AND BENEFITS. The compensation and benefits payable and provided to the Executive under this Agreement shall constitute the full consideration to be paid to the Executive for all services to be rendered by the Executive to the Company and its Affiliates in all capacities.

         3.1 BASE SALARY. Commencing on the Effective Date, the Executive will be paid an annual salary of Four Hundred and Forty Five Thousand Dollars ($445,000) (the "Base Salary"), which will be payable in equal periodic installments according to the Company's customary payroll practices. In the event the Employment Period is extended in accordance with Section 2.1 of this Agreement, the parties will agree to any adjustments to the Base Salary.

         3.2 BENEFITS. The Executive (and the Executive's spouse and dependents, where applicable) shall be permitted to participate in such 401(k) plan (or similar qualified plan) and any welfare benefit plan, program or fringe benefit made available to, and on the terms at least as favorable to, other similarly situated employees of the Company or its Affiliates, that may be in effect from time to time, subject to the Executive (and the Executive's spouse and dependents, where applicable) meeting the eligibility requirements under the terms of each of those plans (collectively, the "Benefits"). Nothing herein shall prevent the Company from modifying or terminating any employee benefit plan in the Company's sole discretion, so long as such modification or termination equally affects all of the Company's similarly situated employees.

         3.3 ANNUAL BONUS. So long as the Executive has been employed by the Company throughout the Employment Period, the Executive shall be eligible to receive a cash bonus ("Bonus") substantially equivalent to the opportunity set forth in Exhibit B attached hereto, as the same may be amended from time to time by the parties.

         3.4 STOCK OPTION PLAN PARTICIPATION. The Company may adopt a policy for the granting of stock options to certain officers and senior managers of the Company. In the event that such a policy is adopted, contingent upon specific approval of the Compensation and Benefits Committee and the Board of Directors, the Executive may be granted stock options on terms and conditions appropriate to his position and consistent with other similarly situated employees.

         3.5 BUSINESS EXPENSES. In accordance with the rules and policies that the Company may establish from time to time for its executives, the Company shall reimburse the Executive for business expenses reasonably incurred by him in the performance of his duties hereunder. Requests for reimbursement must be accompanied by appropriate documentation.

         3.6 VACATION. The Executive shall be entitled to four (4) weeks vacation per calendar year (prorated for less than a full year). Unused vacation time not to exceed an aggregate of two (2) weeks for




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all prior years may be accumulated or carried over from year to year.
Notwithstanding, the Executive shall not be entitled to any compensation for unused vacation time except as provided in Section 4.

         3.7 CAR ALLOWANCE. During the Employment Period, the Executive shall be provided an automobile for his use and the Company shall pay the costs relating to the maintenance and operation of such automobile in accordance with the Company's customary practices and policies. Such automobile shall be suitable for Executive's use and its quality and standard shall not be less than his existing automobile.

         3.8 OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistants, as provided at any time with respect to other similarly situated employees of the Company and its Affiliates and/or as reasonably necessary to perform the Executive's duties and obligations as set forth herein.

4.       TERMINATION.

         4.1 DEATH; DISABILITY. This Agreement will terminate automatically upon the death or Disability of the Executive.

         4.2 TERMINATION NOTICE. Any termination of the Executive's employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive's employment under the provision so indicated. The date of the Executive's termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein. If a termination is being effected by the Executive, such date shall not be less than three (3) months from the date the written notice is given to the Company (the "Required Notice"). Failure to provide the Required Notice shall be deemed a breach of this Agreement by the Executive for which the Executive will be liable to the Company as provided herein and for any damages caused by such breach.

         4.3 TERMINATION PAY. Upon termination of the Executive's employment, the Company will be obligated to pay or provide the Executive or the Executive's estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3 and, if applicable, in Section 5.3 hereof.

                  (a) TERMINATION BY THE COMPANY FOR CAUSE; RESIGNATION OF THE EXECUTIVE WITHOUT GOOD REASON OR REQUIRED Notice. If (i) the Company terminates the Executive's employment for Cause; (ii) the Executive terminates his employment for any reason other than Good Reason; or (iii) the Executive terminates his employment for any reason without the Required Notice, the Executive shall be entitled to receive the Accrued Obligations from the Company, payable via wire transfer to an account designated by the Executive within thirty (30) Business Days after the date of termination. Except as specifically provided herein, the Executive shall not be entitled to any other payments or Benefits pursuant to this Agreement.

                  (b) TERMINATION DUE TO DISABILITY. If the Executive's employment is terminated due to Disability, the Executive shall be entitled to receive from the Company the sum of the following, payable via wire transfer to an account designated by the Executive's legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations and
(ii) the Pro-Rata Bonus.



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                  (c) TERMINATION UPON DEATH. If this Agreement is terminated because of the Executive's death, the Executive's estate shall be entitled to receive from the Company the sum of the following, payable via wire transfer to an account designated by the Executive's legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations and
(ii) the Pro-Rata Bonus.

                  (d) TERMINATION BY THE EXECUTIVE DUE TO GOOD REASON OR BY THE COMPANY WITHOUT CAUSE. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive from the Company the following, payable via wire transfer to an account designated by the Executive within thirty (30) Business Days after the date of termination: (i) the Termination Payment and (ii) if the Executive timely elects continuation coverage under the Company's group health plan, an amount equal to the monthly premium charge for such coverage, for the lesser of the then remaining term of the Employment Period or the period of such continued health coverage, at the active employee premium rate for similar coverage.

         4.4 RELEASE AND WAIVER. Notwithstanding anything in Section 4.3 to the contrary, the Executive shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Executive has delivered to the Company an executed form of general release, in a form reasonably acceptable to the Company, that releases the Company and its Affiliates, and all their respective officers, directors, employees and agents from any and all claims of any kind that the Executive may have arising out of the Executive's employment with the Company or the termination of such employment, but excluding any claims arising under this Agreement, and such release has become irrevocable.

         4.5 NO MITIGATION; NO OFFSET. In the event of any termination of the Executive's employment under this Agreement, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliate may have against the Executive or others.

         4.6 CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.6(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.



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                  (b) Subject to the provisions of Section 4.6(c) hereof, all determinations required to be made under this Section 4.6, including whether and when a Gross-Up payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent certified accountant or such other certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) Business Days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is required by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by the Company to the Executive within five (5) Business Days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 4.6(c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim;

                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in
order effectively to contest such claim; and

                           (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.6(c), the Company shall control all proceedings taken in connection with such contest and at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and




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sue for a refund or contest the claim in any permissible manner, and the
Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such payment to the Executive, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.6(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company complying with the requirements of Section 4.6(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.6(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.       NON-COMPETITION AND NON-INTERFERENCE.

         5.1 ACKNOWLEDGEMENTS. The Executive acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character and (b) the provisions of this Section 5 are reasonable and necessary to protect the Confidential Information, goodwill and other business interests of the Company.

         5.2 COVENANTS OF THE EXECUTIVE. The Executive covenants that he will not, directly or indirectly:

                  (a) during the Non-Compete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in the Business in (i) in any county in any state, or any county contiguous with a county, in which the Company or any of its Affiliates is conducting Business activities or has conducted Business activities in the prior twelve (12) months, and (ii) any county in which the Company of any of its Affiliates is conducting other business; provided, however, that the Executive may purchase or otherwise acquire for passive investment up to three percent (3%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;

                  (b) whether for the Executive's own account or for the account of any other person at any time during his employment with the Company or its Affiliates (except for the account of the Company and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Company or its Affiliates, whether or not the Executive had personal contact with such person or entity during the Executive's employment with the Company;



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                  (c) whether for the Executive's own account or the account of any other person and at any time during his employment with the Company or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of the Company or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliate; or (ii) interfere with the Company's or its Affiliate's relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier or customer of the Company or its Affiliate; or

                  (d) at any time after the termination of his employment, disparage the Company or its Affiliates or any shareholders, directors, officers, employees, or agents of the Company or any of its Affiliates, so long as the Company does not disparage the Executive;

provided, however, that notwithstanding the foregoing, paragraphs (a) and (b) of this Section 5.2 shall not apply if the Executive's employment is terminated pursuant to Section 4.3(d) hereof. If any covenant in this Section 5.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against the Executive. The Executive hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Company. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Executive of such covenant.

         5.3 COVENANTS OF THE COMPANY. The Company covenants and agrees that, during the Non-Compete Period, the following provisions shall apply:

                  (a) if the Executive's employment is terminated due to the death or Disability of the Executive, for Cause by the Company or by the Executive without having provided the Required Notice, no additional compensation shall be payable or Benefits provided to the Executive during the Non-Compete Period except as specifically provided for in Section 4.3 hereof.

                  (b) In addition to the compensation payable or Benefits to be provided to the Executive as provided in Section 4.3 hereof, if the Executive's employment is terminated for any reason other than as set forth in Section 5.3(a) hereof, the Company shall continue to (i) pay to the Executive during the Non-Compete Period the Base Salary as provided herein as if the Executive remained employed by the Company during the Non-Compete Period and (ii) provide all the Benefits to the Executive (and the Executive's spouse and dependents, as applicable) that the Company would have provided pursuant to this Agreement, as if the Executive remained employed by the Company during the Non-Compete Period, unless the Company is prohibited from providing any such Benefits pursuant to applicable law.

                  (c) Notwithstanding the foregoing provisions of this Section 5.3, the Company may pay to the Executive the cash equivalent of any Benefit that the Company is otherwise obligated to provide the Executive in lieu of providing such Benefit.

                  (d) Notwithstanding the foregoing provisions of this Section 5.3, the Company shall have the right, at any time, to release the Executive from the covenants contained in this Section 5, at which time the Executive's right to receive and the Company's obligation to make any payments under



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this Section 5.3 shall terminate upon the payments by the Company to the
Executive of all amounts due under this Section 5.3 up to and including the date of such release.

6.       NON-DISCLOSURE COVENANT

         6.1 ACKNOWLEDGMENTS BY THE EXECUTIVE. The Executive acknowledges that
(a) during the Employment Period the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

         6.2 COVENANTS OF THE EXECUTIVE. The Executive covenants as follows:

                  (a) CONFIDENTIALITY. During and after his employment with the Company and its Affiliates, the Executive will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the Chief Executive Officer; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Company is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to make a disclosure of Confidential Information, the Executive agrees that he will (i) immediately provide the Company with written notice of the existence, terms and circumstances, surrounding such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Company in its efforts to decline, resist or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

                  (b) TRADE SECRETS. Any and all trade secrets of the Company will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

                  (c) REMOVAL. The Executive will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Company or used in the Company's business (collectively, the "Proprietary Items"). All of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of his employment, or upon the request of the Company during the Employment Period, the Executive will return to the Company all of the Proprietary Items and Confidential Information in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.



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                  (d) DEVELOPMENT OF INTELLECTUAL PROPERTY. Any and all
writings, inventions, improvements, processes, procedures and/or techniques which the Executive (i) made, conceived, discovered or developed, either solely or jointly with any other person or persons, at any time when the Executive was an employee of the Company whether pursuant to this Agreement or otherwise, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when the Executive is an employee of the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. The Executive shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. The Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent therefor and can secure such copyright or patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

7.       GENERAL PROVISIONS OF SECTIONS 5 AND 6.

         7.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreplaceable and that an award of monetary damages to the Company for such a breach may be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Executive waives any requirement that the Company secure or post any bond in conjunction with any such remedies. The Executive further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the Company's rights under this Section 7 or any other remedies available to the Company, if the Executive breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Company will have the right to cease making any payments or providing Benefits otherwise due to the Executive under this Agreement.

         7.2 COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants of the Executive in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. In addition, the Executive's covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive's breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, (i) the covenants and agreements of the Executive in Sections

5 and 6 shall survive the termination of the Agreement, except as provided below, and (ii) the covenants and agreements in Section 5.2(a) shall be effective as of the Effective Date.

8.       GENERAL PROVISIONS.

         8.1 INDEMNIFICATION. The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by applicable law against all costs (including reasonable attorneys' fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by the Executive in connection or in any way associated with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions pursuant to the Sarbanes-Oxley Act of 2002, and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or any of its subsidiaries or Affiliates, including any property owner or condominium association that the Executive has been asked to serve on by the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, and in a manner the Executive reasonably believed to be in or not opposed to the best interests on the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Executive might be entitled under the organizational documents of the Company or as allowed by applicable law.

         8.2 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right for the party giving such notice or demand or take further action without notice or demand as provided in this Agreement.

8.3      SUCCESSORS.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         8.4 NOTICES. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to the Company:

         Technical Olympic USA, Inc.
         4000 Hollywood Blvd., Suite 500-N
         Hollywood, FL  33021
         Attn:  Antonio B. Mon, CEO
         Facsimile No.:  (954) 364-4020
         With a copy to Patricia Petersen, General Counsel, at the same address.

         If to the Executive:

         Harry Engelstein
         16211 Bristol Pointe Drive
         Delray Beach, FL  33446

         8.5 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

         8.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.

         8.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court or competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

         8.8 TAX WITHHOLDING AND REPORTING. The Company shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law.

         8.9 AMENDMENTS AND WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a member of the Board of Directors authorized by the Board of Directors to execute the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


         8.10 SURVIVAL. The provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

         8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.


TECHNICAL OLYMPIC USA, INC.



By: /s/ Antonio B. Mon                 /s/ Harry Engelstein
    -----------------------------      -----------------------------------------
Name:  Antonio B. Mon                  Harry Engelstein
Title: Chief Executive Officer

                                    EXHIBIT A

                                   DEFINITIONS

"ACCRUED OBLIGATIONS" means, at the relevant date, the sum of the following: (i) the Executive's earned or accrued, but unpaid, Base Salary through the date of termination of the Executive's employment as provided herein; (ii) any Bonus earned or accrued and vested, but unpaid (together with accrued interest or earnings credited thereon); (iii) the economic value of any of the Executive's accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Executive.

"AFFILIATE" means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controlled, is controlled by or is under common control with, such entity; or (ii) with respect to the Executive, is a parent, spouse or issue of the Executive, including persons in an adopted or step relationship.

"BOARD OF DIRECTORS" means the board of directors of the Company.

"BUSINESS" means the business of developing land for, and the design and construction of, and the promotion, marketing and sale of, single-family residences, townhouses, and condominiums.

"BUSINESS DAY" shall mean any day other than a Saturday, Sunday or bank holiday recognized in Hollywood, Florida.

"CAUSE" means:

         (a) an act of fraud, misappropriation or personal dishonesty taken by the Executive and intended to result in the substantial personal enrichment of the Executive at the expense of the Company or an Affiliate, including, but not limited to, the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company;

         (b) the material violation by the Executive of a material obligation of the Executive under this Agreement, including but not limited to, the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its Affiliates (other than such failure resulting from incapacity due to physical or mental illness) which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Executive by the Board of Directors or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties or violated an obligation under this Agreement;

         (c) the conviction, or plea of nolo contendere, of the Executive for any felony or any misdemeanor involving moral turpitude; or

         (d) a material violation of any express direction of the Board of Directors or the Chief Executive Officer of the Company or a material violation of any rule, regulation, policy or plan established by the Board of Directors from time to time regarding the conduct of the Company's employees and/or its business, which violation is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from the Company of such failure.

"CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"CONFIDENTIAL INFORMATION" means any and all intellectual property of the Company (or any of its Affiliates), including but not limited to:

         (a) trade secrets concerning the business and affairs of the Company (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

         (b) information concerning the business and affairs of the Company (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure by the Executive.

"DISABILITY" means, for all purposes of this Agreement, the inability of the Executive, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Executive for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

"EMPLOYMENT PERIOD" means the term of the Executive's employment under this Agreement.

"FISCAL YEAR" means the fiscal year of Company on the Effective Date or as it may change from time to time.

"GOOD REASON" means:

         (a) that without the Executive's prior written consent and in the absence of Cause, one or more of the following events occur:

                  (i) any materially adverse change in the Executive's authority, duties or responsibilities as set forth in Section 2 or any assignment to the Executive of duties and responsibilities materially and substantially inconsistent with those normally associated with such position;

                  (ii) the Company requiring the Executive to be primarily based at any office more than fifty (50) miles outside the Boca Raton, Florida metropolitan area, excluding travel reasonably required in the performance of the Executive's responsibilities and excluding the fulfillment of responsibilities at the Company's corporate headquarters located in Hollywood, Florida;

                  (iii) any failure by the Company to comply with and satisfy
Section 8.3(c) of this Agreement; or

                  (iv) the material violation by the Company of a material obligation of the Company under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Company and the Chief Executive Officer of the Company by the Executive which specifically identifies the manner in which Executive believes that the Company has not substantially performed the Company's duties or violated an obligation under this Agreement; and

         (b) within sixty (60) Business Days learning of the occurrence of any such event, and in the absence of any circumstances that constitutes Cause, the Executive terminates employment with the Company by written notice to the Chief Executive Officer of the Company; provided, however, that the events set forth in subparagraphs (a)(I, II OR III) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Executive's learning of such event, the Executive gives written notice of the event to the Company and the Company fails to remedy such event within thirty (30) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

"INDEX" shall mean the Consumer price Index for the Austin, Texas area published by the United States government or, if publication of the Index is discontinued, any comparable statistics on the cost of living for the Austin, Texas area as computed and published by an agency of the United States government or by any regularly published national financial periodical that does compute and publish such statistics.

"NON-COMPETE PERIOD" means the period beginning on the Effective Date and ending on the first anniversary of the Executive's termination of employment with the Company.

"PRO RATA BONUS" shall mean a pro rata Bonus for the year in which the Executive's employment terminates based on the performance of the Company for the year during which such termination occurs.

"TERMINATION PAYMENT" shall mean a lump sum payment in cash equal to the sum of the following: (A) an amount equal to the aggregate Base Salary (as it may be increased from time to time pursuant to this Agreement) that would have been payable to the Executive if his employment had continued for the then remaining term of the Employment Period, (B) the Pro Rata Bonus, (C) an amount equal to the aggregate Bonus that would have been payable to the Executive if his employment had continued for the then remaining term of the Employment Period (other than the year in which the Executive's employment terminates), calculated by multiplying the highest Bonus paid to the Executive in the prior three (3) fiscal years by the number of years remaining in the Employment Period, (D) the Accrued Obligations, and (E) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Executive pursuant to subparagraph (ii) of Section 4.3(d) of this Agreement to be provided to the Executive for the then remaining term of the Employment Period.

                                    EXHIBIT B

                                   BONUS PLAN

In accordance with Article 3.3 of the Agreement, the Executive shall be eligible to receive an annual cash bonus calculated in accordance with this Exhibit B.

The bonus to be paid to Executive shall be based upon a combination of Regional Results and Consolidated Results. Consolidated results shall represent 30% of bonus and regional results (earnings of the Engle operations in South Florida) shall represent 70% of bonus.

2004 ANNUAL BONUS

For 2004, the total bonus to Executive shall be not less than Nine Hundred and Sixty Nine Thousand and Sixty Four Dollars ($969,064).

CONSOLIDATED RESULTS (30% OF TOTAL):

Bonus based upon consolidated results shall be calculated on a return on equity basis, where "return" is after tax earnings of TOUSA and consolidated entities, adding back corporate bonuses, net, and unusual charges, and "equity" is the average of the quarterly ending equity balance beginning with the prior year's ending equity. Executive's bonus payment shall be earned by incremental ROE, as follows:

ROE                                 % of Bonus Earned
---                                 -----------------
0 to 6 %                   =                 0
>6 % to 9 %                =                1/3
>9 % to 12 %               =                1/3
> 12 %                     =                1/3

REGIONAL RESULTS (70% OF TOTAL):

Bonus based upon regional results shall be calculated as 1.3% of regional earnings.

PAYMENT OF BONUS

The annual bonus shall be payable in quarterly installments, payable within 15 days following final calculation of the bonus, which shall occur upon the financial closing of each fiscal quarter. All bonus payments shall be subject to income and payroll taxes in accordance with applicable requirements and shall be paid in accordance with company payroll policies.